Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 24, 2010 and June 20, 2008, with respect to the financial statements and internal control over financial reporting included in the Annual Report of Digimarc Corporation on Form 10-K for the year ended December 31, 2009, the period from August 2, 2008 to December 31, 2008 and for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Digimarc Corporation on Form 10 (File No. 001-34108, effective October 16, 2008) and Form S-8 (File No. 333-154524, effective October 20, 2008).

/s/ GRANT THORNTON LLP

Portland, Oregon

February 24, 2010